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                                                                 Exhibit (13)(d)

                                  PURCHASE AGREEMENT

     The Galaxy Fund (the "Trust"), a Massachusetts business trust, and Allmerica Investments, Inc. ("Allmerica"), a Massachusetts corporation, hereby agree as follows:

     1. The Trust hereby offers Allmerica and Allmerica hereby purchases (i) one (1) share, at $10.00 per share, in each of the Trust's Connecticut Municipal Bond Fund, Massachusetts Municipal Bond Fund and Rhode Island Municipal Bond Fund, and (ii) ten (10) shares, at $1.00 per share, in the Trust's Institutional Treasury Money Market Fund (each of the aforementioned Funds shall be referred to herein individually as a "Fund" and collectively as "Funds"). Each share is
the "initial share" of the Fund.   Allmerica hereby acknowledges receipt of a
purchase confirmation reflecting the purchase of thirteen shares, and the Trust hereby acknowledges receipt from Allmerica of funds in the amount of $40.00 in full payment for the shares.

     2. Allmerica represents and warrants to the Trust that the shares are being acquired for investment purposes and not for the purpose of distribution.

     3. Allmerica agrees that if it or any direct or indirect transferee of any of the shares redeems any of the shares of the Funds prior to the fifth anniversary of the date the Funds begin investment activities, Allmerica will pay to the Trust an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by Allmerica or such transferee and the denominator of which is equal to the number of share outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

     4. The Trust represents that a copy of its Declaration of Trust, dated March 31, 1986, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

     5. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not


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binding upon the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belong to such class for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 22nd day of February, 1993.

Attest:                            THE GALAXY FUND


/s/W. Bruce McConnel, III          By:/s/John T. O'Neill
------------------------------        ---------------------------
                    Secretary           President

(SEAL)


Attest:                            ALLMERICA INVESTMENTS, INC.


/s/illegible                       By:/s/Richard M. Reilly
------------------------------        ---------------------------
                    Secretary           President
(SEAL)


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